EXHIBIT 21.1

BOVIE MEDICAL CORPORATION
LIST OF SUBSIDIARIES

Name of Subsidiary	State of Incorporation

Aaron Medical Industries, Inc.	Florida

BSD Development Beta Corporation	Delaware